DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as the 8th day of June 2017 between Plantation Corp., a Wyoming corporation (the “Company”), and Sugarmade, Inc., a Delaware corporation (the “Distributor”).

RECITALS

A.       WHEREAS, the Company holds specific rights to intellectual property relative to intelligent active packaging of cannabis and products containing cannabis.

B.       WHEREAS, the Company will manufacture an array of cannabis containers, storage units, transport units, and similar devices, for cannabis and products containing cannabis, (the “Products”).

C.       WHEREAS, the Distributor desires to be an exclusive stocking distributor for the Term of this Agreement for the Products to be advertised, marketed and sold within the states of California, Oregon, and Washington, of the United States of America (the “Territory”).

D.       WHEREAS, the Distributor has the necessary expertise to market and distribute the Products.

E.       WHEREAS, the parties desire to provide for the Distributor’s promotion and sale of the Products under the terms and conditions of this Agreement.

Accordingly, the parties hereby agree as follows:

AGREEMENT 1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“The Company” means Plantation Corp., a Wyoming Company.

“The Distributor” means Sugarmade, Inc., a Delaware Corporation and it subsidiary, CarryOutSupplies.com and/or other legal entities it may appoint, which are majority owned by Sugarmade, Inc.

“The Parties” means the Company and the Distributor.

“Additional Products” has the meaning set forth in Section 2.2.

“Agreement” means this Distribution Agreement, as amended from time to time with agreement of both parties.

“Applicable Law” means, with respect to a Party, any legislation, regulation, rule or procedure passed, adopted, implemented or amended by any federal, state, local or foreign governmental or legislative body, or any notice of a decision, finding or action by any federal, state, local or foreign governmental agency, court or other administrative body, in each case to the extent it has become effective, binding on the Party, its assets or operations or applicable to the subject matter or its performance of this Agreement, from and after the date compliance therewith is mandated by the terms thereof.

“Appointment” has the meaning set forth in Section 2.1.

“Company Support Services” has the meaning set forth in Section 6.

“Confidential Information” has the meaning set forth in Section 8.1.

“Covered Product Improvements” means any enhancements, refinements or other improvements to the Covered Products developed by the Company during the Term.

“Covered Products” means any Products included in “Schedule A, pursuant to Section 2.2 and any Covered Product Improvements.

“Effective Date” means the date of this Agreement.

“Over Ride” means the cash payment made to compensate Distributor for sales of Products made over the Internet.

“Territory” means the complete and comprehensive areas covered by the states of California, Oregon, and Washington, of the United States of America.

“Indemnified Party” and “Indemnifying Party” have the respective meanings set forth herein.

“Know How” means any and all processes, techniques, methods, compositions, formulae, technical data and other information, whether or not a trade secret.

“Party” means the Company, the Distributor or their respective successors or permitted assigns.

“Person” means an individual, any form of business enterprise, including a corporation, Limited Liability Company, partnership or limited partnership, and any other juridical entity or its representative, including a trust, trustee, estate, custodian, administrator, personal representative, nominee or any other entity acting on its own behalf or in a representative capacity.

“Products” has the meaning of the Products produced by the Company.

“Proprietary Rights” means all legal or equitable intellectual property rights or proprietary rights or benefits, including copyrights, patents and patent applications, formulae, processes, trademarks, trade names, rights of priority, mask and derivative work rights, Know How and trade secret rights.

“Term” has the meaning set forth in Section 10.1.

2.       Appointment of the Distributor

2.1       Sales of Covered Product. Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Distributor to act as its Distributor of the Covered Products in the Exclusive Territory during the Term (the “Appointment”) and the Distributor hereby accepts such Appointment.

2.2       Additional Covered Products. If the Company develops additional Products (“Additional Products”) at any time during the Term, it will give timely written notice to the Distributor in each instance, describing the Additional Product in reasonable detail, including its regulatory status, and specifying the projected launch date and the offered terms to the Distributor here under. The Distributor may add the Additional Product to the Appointment as a Covered Product for purchase from the Company on the offered terms and subject to the conditions set forth in this Agreement and Schedule A shall be deemed to be amended accordingly for all purposes of this Agreement.

2.3       Exclusivity. This Agreement is an exclusive distribution agreement for the term, and territory outlined herein, except as is outlined in 2.8.

2.5       Other Markets. The Parties acknowledges that the Company may sell any of the Products outside of the Territory, not withstanding Section 2.8.

2.6       Referral of Other Market Leads, Referrals and Orders. The Distributor agrees to refer all leads, referrals and orders that pertain to other markets to the Company in a timely manner.

2.7       Protection of Company’s Territory. The Company shall make all reasonable efforts to protect the Company’s territory including, but not limited to preventing any and all shipments of Products to any infringing retail or distribution establishment within the Territory.

2.8       Over Ride for Internet Sales. The exception to 2.7 shall be national Internet sales outlets, which may have a distribution presence within the Territory. The Distributor shall receive an Over Ride equal to three percent (3%) of the wholesale revenues from any such national Internet sales transactions.

3.       Promotion of Covered Products

3.1       Promotion of Covered Products. Throughout the Term, the Distributor will use its best efforts and commit a reasonable amount of capital and human resources to promote, advertise, and market the Covered Products in the Territory.

3.2       Promotional Materials. As promptly as practicable after the Effective Date, the Distributor will produce marketing and promotional materials, including a website featuring the Covered Products. All marketing and promotional materials of the Distributor which will contain trademarks of the Company or the manufacturer, or descriptions, claims or any other information with regard to the Covered Products, shall be approved by the Company prior to use in commerce by the Distributor. Throughout the Term, the Company will provide the Distributor with a current version of its brochures for Covered Products and any advertising and other promotional materials the Company may in its sole discretion develop for Covered Products. No claims for a Covered Product or its underlying technology included in the marketing and promotional materials developed or used by the Distributor shall be inconsistent with those included in the Company’s brochures or other promotional materials for that Covered Product.

4.       Purchase of Covered Products

4.1       No Initial Purchase Commitment. There are no Initial Purchase Commitments under this Agreement. The Parties shall work in good faith to determine initial order amounts by October 1, 2017.

4.2       Orders. The Distributor will submit its orders for Covered Products in writing to the Company, by mail (post), facsimile, PDF files sent via electronic communications or as otherwise mutually agreed. Only orders accepted and confirmed in writing by the Company will be deemed valid and binding on the Parties.

4.3       Payment. The Distributor will pay the Company for each unit of the Covered Products ordered hereunder at its “Unit Price to Distributor” based on prices to be determined by the Company from time to time. Orders accepted and confirmed in writing by the Company shall be due and payable by Distributor as follows (a) 50% upon Company’s acceptance of the order, and (b) with the remaining portion due on day of delivery. All payments shall be made in U.S. dollars.

4.4       Delivery. The Company will use commercially reasonable efforts to ensure timely bulk shipments, FOB at the Company’s factory, of Covered Products in accordance with the delivery terms of orders for Covered Products accepted and confirmed in writing by the Company hereunder.

5.       Processing of Covered Products

5.1       Fulfillment. The Company will fill orders by bulk shipping to the Distributor packaged units with the specifications to be determined at a later date.

5.2 Recordkeeping. The Distributor will maintain, throughout the Term and for not less than five years thereafter, complete and accurate books of account and records (including documents supporting entries in the books of account) of all transactions relating to its sales of Covered Products. In the event the Company notifies the Distributor of a recall of any Covered Products, the Distributor will make those records available to the Company and otherwise cooperate with and assist the Company in effecting the recall at the Company’s expense.

5.3       Features and Proprietary Rights. The Distributor hereby acknowledges that the Company is the owner or lawful licensee of all Proprietary Rights in the Covered Products and will not at any time or in any manner (a) use the Products in any advertising, labeling, packaging or printed matter of any kind without the Company’s prior written consent, (b) take any other action adversely affecting the Company’s Proprietary Rights in the Covered Products, or any registration thereof or which, directly or indirectly, reduces the value of the Company’s Proprietary Rights or detracts from the Company’s reputation, (c) take any action in connection with the promotion and distribution of Covered Products otherwise than in compliance with Applicable Law or (d) register or apply to register any Product features or any trademark or logo similar thereto anywhere in the world. If the Distributor learns of any infringement or replication of the Company’s Proprietary Rights it will promptly notify the Company thereof and cooperate with the Company in all respects to remedy the infringement.

6.       Representations and Warranties

6.1 Representations and Warranties of the Company. The Company represents and warrants to the Distributor that (a) this Agreement has been duly authorized by all requisite corporate action on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (b) its execution and performance of this Agreement will not violate any Applicable Law or any contract under which it is bound and (c) it owns or has valid licenses to all Proprietary Rights relating to the Covered Products and has the right to grant the Distributor the rights provided herein without knowingly infringing any Proprietary Rights of third parties.

6.2 Representations and Warranties of the Distributor. The Distributor represents and warrants to the Company that (a) this Agreement has been duly authorized by all requisite corporate action on its behalf and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (b) its execution and performance of this Agreement will not violate any Applicable Law or any contract under which it is bound and (c) it has the infrastructure and other resources necessary to perform its obligations hereunder.

7.       Confidentiality

7.1       Confidentiality Undertaking. Each Party acknowledges that its performance of this Agreement will entail the receipt of confidential information of the other Party, including technical specifications for the Products and information about business methods, prospects, costs, markets, pricing policies, operational methods, concepts, technical processes, applications and other trade secrets, as well as other business affairs and methods not generally available to the public (collectively, “Confidential Information”). Each Party agrees that, subject to the exceptions set forth below, during the term of this Agreement and for five years thereafter, it will (a) keep all Information of the other Party strictly confidential, (b) not disclose any Confidential Information of the other Party, without its consent, to any of its employees or agents or any of its Affiliates’ employees or agents, other than those who have a need to know and are subject to confidentiality obligations substantially similar to those provided herein, (c) not use any Confidential Information of the other Party, except as provided herein, for its own use or benefit or the use or benefit of any Affiliate, (d) take all reasonable steps necessary to prevent any breach of the foregoing obligations by any of its employees or agents or any of its Affiliates’ employees or agents who receive or have access to Confidential Information of the other Party and (e) not modify, reverse engineer, decompile, create other works from or disassemble any software programs or firmware contained in the Confidential Information of the other Party.

7.2       Exceptions. For purposes of this Section 8, Confidential Information will not include information that (a) is in the public domain at the time of disclosure to a Party, (b) becomes part of the public domain after disclosure to a Party through no fault, act or failure to act, error or breach of this Section 8 by the recipient or (c) is required by order, statute or regulation of any government authority to be disclosed to any court or other body, provided that the recipient shall notify the disclosing Party thereof to afford it the opportunity to obtain a protective order or other relief.

7.3       Remedies for Breach. Each Party acknowledges that damages at law will be an insufficient remedy in the event that it violates the terms of this Section 8 and that the other Party may apply for and obtain immediate injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of its undertakings and covenants contained herein.

8.       Indemnification

8.1       For Breach. Each Party (an “Indemnifying Party”) shall indemnify and hold harmless the other Party and its officers, directors, shareholders and employees (collectively, the “Indemnified Party”) from and against any and all judgments, penalties, fines and amounts paid in settlement, including any interest, assessments or other charges payable in connection therewith, and all reasonable expenses, including attorneys’ fees, retainers and disbursements, court costs, experts’ fees and travel expenses, incurred by the Indemnified Party in connection with any threatened, pending or completed action, claim, suit, investigation, hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal therein or any inquiry or investigation that could lead thereto, to which the Indemnified Party is, was or at any time becomes a party, arising from the breach by the Indemnifying Party of its representations and warranties under Section 7 or its obligations under Section 8.

8.2       For Product Defects. The Company shall indemnify and hold the Distributor and its agents, members, officers, managers, directors, shareholders, subsidiaries, affiliates, and future successors or assigns harmless from and against all costs, expenses, claims, demands, causes of action, damages and judgments (collectively called “Claim”), including reasonable attorney's fees, for any Claim alleging loss or damage, personal injury or death, arising out of the purchase, operation and/or use of the Products. Excluded from this provision, is any Claim, which is the result of the gross negligence or willful misconduct of the Sub-Distributor, its officers, employees, or agents. The indemnity in this Section 9.2 shall only apply to Products sold by the Distributor in the Exclusive Territory during the Term of this Agreement and shall survive the termination of this Agreement for two years.

8.3 Limitations. The Company shall not be obligated to indemnify Distributor under this Section 9 unless:

(1) Distributor gives Company prompt written notice of any Claim for which it seeks indemnification;

(2) Distributor fully cooperates with Company in the defense of the Claim;

(3) Company shall have the right to defend and to control the defense of any such Claim in the manner it deems advisable, including using counsel of Company’s choice; and

(4) Company shall have the right to settle any such Claim, provided any such settlement completely releases the Distributor and that the settlement terms do not provide for an admission of liability by the Distributor.

8.4        Distributor’s Additional Indemnity.

The Distributor shall indemnify and hold the Company harmless from and against all costs, expenses, claims, demands, causes of action, damages and judgments (collectively called “Claim”), including reasonable attorney's fees as follows: (i) any Claim alleging loss or damage, personal injury or death injury to persons or property caused by the willful act or gross negligence of Distributor in the distribution, sale, transport or use of the Company’s products; (ii) any Claim arising from warranties made by Sub- Distributor different from or in addition to those made in writing by the Company; and (iii) any Claim arising from marketing materials which were not approved by the Company.

9. Terms and Termination

9.1       Term. The Parties shall be bound by the terms of this Agreement as of the Effective date. The initial Term shall be for twelve (12) months beginning on January 1, 2018.

9.2        Termination for Breach. Either Party may terminate this Agreement upon notice that the other Party has committed a material breach of one or more of its material obligations hereunder and has failed to cure the breach within thirty (30) days of written notice by the non-breaching Party, specifying the nature of the breach in reasonable detail.

10. Renewal

The renewal of this Agreement shall be automatic at the end of the Term and at the one and two year anniversaries of January 1, 2018, subject to the following:

1) 12 Months Post Product Availability Date - The terms of this Agreement shall be extended by one year past the expiration of the initial term assuming the Company produces two million dollars ($2,000,000) in wholesale sales from the products during the initial term.

2) After the First Renewal - The terms of this Agreement shall be extended by an additional one (1) year period assuming the Company produces three million dollars ($3,000,000) in wholesale sales from the products during the first renewal period.

3) After the Second Renewal - The terms of this Agreement shall be extended by an additional one (1) year period assuming the Company produces five million dollars ($5,000,000) in wholesale sales from the products during the second renewal period.

11. Limitation of Liability. Any liability arising under this Agreement, under any cause of action or theory of liability, shall be limited to direct, objectively measurable damages, which shall not exceed, for any single matter, claim or proceeding, the greater of $1,000,000. No Party shall have any liability to any other Party or any third party for any indirect, special, consequential or speculative damages, including lost profits, lost data, loss of opportunity, loss of use or costs of procuring substitute goods or services, business interruptions and loss of profits, irrespective of any advance notice of the possibility thereof. These limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy.

12. Publicity. Except as provided herein, neither Party will use the name of the other Party in any press release or other public announcement about the subject matter of this Agreement without the other Party’s consent, which shall not be unreasonably withheld or delayed.

13. Independent Contractors; Expenses. Each Party will act as an independent contractor hereunder, with sole responsibility for its own operations, personnel and operating expenses, and nothing contained in this Agreement will be construed to create a partnership or joint venture between the Parties. Except as otherwise provided herein, each Party shall bear its own expenses incurred in its performance of this Agreement.

14. Assignability. This Agreement and a Party’s rights and obligations hereunder may not be assigned or transferred for any reason without the written consent of the other Party, which shall not be unreasonably withheld or delayed.

15. Waiver of Provisions. The waiver of compliance at any time with any of the provisions, terms or conditions contained in this Agreement shall not be considered a waiver of the provision, term or condition itself or of any of the other provisions, terms or conditions hereof. Any waiver hereunder must be expressed and in writing by the Party agreeing to waive any right hereunder.

16. Captions. The headings and captions in this Agreement and the Schedules are for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof.

17. Integration. This Agreement, including the Schedules, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether written or oral, between the parties.

18. Amendment. This Agreement may not be amended or modified except by a written instrument signed by both Parties.

19. Governing Law, Jurisdiction. This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the laws of the state of California, United States of America, excluding any conflict of laws rules or other principle that might refer the governance or construction of this Agreement to the laws of another jurisdiction. The terms of the United Nations Convention on Contracts for the International Sale of Goods are expressly rejected by the Parties and are not applicable to this Agreement. Jurisdiction over disputes regarding this Agreement shall be exclusively in the courts of the state of California, United States of America, and the Parties each waive any right to object to such jurisdiction and venue.

20. Binding Effect. The terms, conditions and provisions of this Agreement and all obligations of the Parties shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

21. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and the remainder of this Agreement shall be construed as if the invalid or unenforceable provision were omitted.

22. Notices. Except as otherwise provided in Section 4.1, all demands, notices, and communications provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by certified mail (return receipt requested) or sent by reputable overnight courier service (delivery charges prepaid) to the applicable address specified below, or at any new address that the recipient Party has specified by prior written notice to the sending Party. Any notice complying with these requirements shall be deemed to have been given when delivered personally, on the third business day after deposit postage pre-paid in the mail or on the business day after deposit with a reputable overnight courier, as the case may be.

23.       Counterparts. This Agreement may be executed may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one Agreement. The parties hereto agree that facsimile transmission or scanned PDF files of original signatures shall constitute and be accepted as original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

COMPANY

/s/ Robert McGuire
By:Robert McGuire	Its: Chief Executive Officer

DISTRIBUTOR

/s/ Jimmy Chan
By:Jimmy Chan	Its: Chief Executive Officer